EXHIBIT 10(l)



                                 WELLMAN, INC.
                     DIRECTORS DEFERRED COMPENSATION PLAN

                               ARTICLE I - Title

    The title of this plan shall be the "Wellman, Inc. Directors Deferred Compensation Plan".

                          ARTICLE II - Definitions

    a. "Beneficiary" shall mean any person or persons last designated by a Participant to receive amounts payable in accordance with this Plan in the event of the Participant's death. In the absence of such person or persons, the Participant's Beneficiary shall be deemed to be his estate.

    b.  "Cash Account" shall have the meaning set forth in Article 3(b).

    c. "Common Stock" shall mean Wellman, Inc. Common Stock, par value $.001 per share.

    d. "Company" shall mean Wellman, Inc., a Delaware corporation and any corporation which shall succeed to the business of such corporation and adopt this Plan pursuant to the terms hereof.

    e. "Compensation" shall mean the annual retainer and meeting fees payable by the Company to a Participant.

    f. "Deferred Compensation Account" shall mean the Cash Account and/or the Stock Account, as specified in Article 3(b) hereof.

    g. "Deferral Election Form" shall mean the form made available by the Corporation to a Participant which, when properly executed by the Participant, effects his participation in the Plan for the next following Plan Year. However, within the first year in which the Participant has become eligible for the Plan, the Participant may make a Deferral Election which effects his participation in the Plan with respect to Compensation earned following his election but within the same Plan Year. A Deferral Election, once made, shall continue in effect from Plan Year to Plan Year until it is modified or revoked. Such change shall only be effective as of the first day of the Plan Year following the Plan Year in which it is executed.

    h. "Director" shall mean an individual who is a duly elected and acting member of the Board of Directors of the Company.

    i. "Participant" shall mean a Director who is not also an employee of the Company and who elects to participate in this Plan.

    j. "Plan" shall mean the plan set forth herein, as from time to time amended.

    k.  "Stock Account" shall have the meaning set forth in Article 3(b).

    l.  "Plan Year" shall mean the calendar year.

    m. The singular as used herein shall include the plural and the plural shall refer to the singular and any pronoun shall refer to any gender, all whenever the same shall be required by the context.

    n.  The Plan was effective May 1, 1994.

                          ARTICLE III - Deferrals

    (a) The amount of a Participant's Compensation deferred for any Plan Year will be determined by a properly executed Deferral Election Form.

    (b) Such deferred amounts referred to in Article 3(a) hereof shall be credited to a Participant's Deferred Compensation Account in accordance with the Participant's properly executed Deferral Election Form.

    (c) Any amounts allocated as a credit to the Stock Account shall be converted to share units as follows: Amounts credited as of a date in any calendar month (or such other period not to exceed a year as may be specified by the Company's Board of Directors in a duly adopted resolution) shall be converted to a number of share units determined on the basis of the closing price of shares of Common Stock on the New York Stock Exchange on the last trading day of that month (or other period specified by the Board of Directors), as reported by The Wall Street Journal.

Share units shall be credited with dividend equivalents as and when dividends are declared on shares of Common Stock. Such credits shall be converted to additional share units determined on the basis of the closing price of shares of Common Stock on the New York Stock Exchange on the last trading day of the month in which such dividends are paid, as reported by The Wall Street Journal.

The value of share units credited to a Participant hereunder as of any relevant date shall equal the closing price of shares of Common Stock on the New York Stock Exchange on such date or on the nearest preceding trading date, as reported by The Wall Street Journal.

    (d) The amount allocated as credit to the Cash Account shall be converted to a cash balance to be credited with interest in the following manner:
Interest shall be credited on a monthly basis in the Cash Account determined by multiplying the beginning balance of such account less distributions for such month by the rate of interest equal to the total return earned by the Lehman Aggregate Bond Index for such month or other index specified by the Company's Board of Directors.

         ARTICLE IV - Distributable Events and Distribution of Amounts

    (a) The Participant, upon retirement or resignation as a member of the Company's Board of Directors, shall receive his Deferred Compensation Account in five annual installments payable as of the beginning of each Plan Year following his retirement or resignation date. Such installments shall equal the Deferred Compensation Account as of the end of the Plan Year in which the Participant shall retire or resign divided by the appropriate number of remaining annual installments. Payments to a Participant or a Beneficiary shall be made first from the Participant's Cash Account and then from the participant's Stock Account, as those sub-accounts are defined pursuant to Article 3.

At the discretion of the Board of Directors, the entire Deferred Compensation account may be payable in a single lump sum distribution based on market value of the Participant's account as of the end of a calender quarter following a Participant's retirement or resignation. Once a lump sum distribution is made to the Participant there shall be no further benefits payable to a Participant or any Beneficiary hereunder.

All payments to a Participant and Beneficiaries hereunder shall be made in cash.

    (b) A Participant shall designate in writing a Beneficiary to receive any payments to which he would have been entitled under the terms hereof. The Beneficiary may be designated or changed by the Participant (without the consent of any prior Beneficiary) on a form provided by the Secretary of the Company and delivered to the Secretary before the Participant's death. If no such Beneficiary shall have been designated, or if no designated Beneficiary shall survive the Participant, payments shall be made to the Participant's estate.

If the Participant's service on the Board is terminated because of death, then the Company shall make payments to his designated Beneficiary in the same manner and to the extent as provided in Article 4(a) as if the Participant had retired on the date of his death.

    (c) No benefits shall be paid nor loans granted hereunder while the Participant serves as a director of the Company's Board of Directors. Benefits hereunder shall be paid solely in accordance with the provisions of Articles 3(a) and 3(b).

                               ARTICLE V - Miscellaneous

    (a) The Company's obligations hereunder shall be unfunded and an unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations hereunder. All assets which the Company may acquire to help cover its financial liabilities are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and this agreement does not give, any beneficial ownership interest in any asset of the Company to a Participant or his Beneficiary. All rights of ownership in any assets are and remain in the Company. The Company's liability for payment of benefits shall be determined only under the provisions of this agreement as it may be amended from time to time.

Notwithstanding the above, the Company reserves the right to establish a Rabbi Trust for this agreement similar to the trust described in Revenue Procedure 92-64 or any successor thereto or as otherwise provided by the Internal Revenue Code.

    (b) The rights of a Participant or any Beneficiary shall be solely those of an unsecured general creditor of the Company. The Participant or Beneficiary shall have the right to receive those payments specified under this agreement only from the Company. These parties have no right to look to any specific or special property separate from the Company to satisfy a claim for benefit payments.

A Participant agrees that neither he nor his Beneficiary shall have any right, claim, security interest, or any beneficial ownership interest whatsoever in any general asset that the Company may acquire or use to help support its financial obligations hereunder. Any general asset used or acquired by the Company in connection with the liabilities it has assumed hereunder shall not be deemed to be held under any trust for the benefit of the Director or his Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company.

Any such asset shall remain a general, unpledged and unrestricted asset of the Company.

The Director also understands and agrees that his participation in the acquisition of any general asset for the Company shall not constitute a representation to the Director or his Beneficiary that any of them has a special or beneficial interest in any general asset.

    (c) To the maximum extent permitted by law, no benefit under this agreement shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

    (d) This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs, executors, administrators and successors.

    (e) This Agreement shall be executed in duplicate counterparts, one such counterpart for each party hereto and each copy of which shall serve as an original for all purposes, but both counterpart copies shall constitute one and the same agreement.

    (f) If the Internal Revenue Service determines that any amount which a Participant has elected to defer receiving pursuant to this Agreement is taxable in the year in which such amount would have been paid but for such election, such amount shall be paid to the Director immediately.

    (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and fully performed therein, except to the extent that the parties' respective rights and obligations are subject to mandatory local, state and Federal laws or regulations.

    (h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof.